For Immediate Release
---------------------
March 3, 2005

           NORDSTROM FEBRUARY SAME-STORE SALES INCREASE 7.0 PERCENT
           --------------------------------------------------------

     SEATTLE - March 3, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $463.2 million for the four-week period ending February 26, 2005, an increase of 8.4 percent compared to sales of $427.4 million for the four-week period ending February 28, 2004. Same-store sales increased 7.0 percent (1).

SALES RECORDING
     To hear Nordstrom's prerecorded February sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
February             $463.2       $427.4        8.4%        7.0%        5.6%    18.4%

Number of stores
 Full-line              94           92
 Rack and other         56           56
 International
 Faconnable
  boutiques             31           31
                       ---          ---
     Total             181          179

Gross square
 footage         19,410,000  19,138,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            March Sales Release                 Thurs., April 7, 2005
            April Sales Release                 Thurs., May 5, 2005
            First Quarter Earnings              Tues., May 17, 2005
            Shareholder Meeting                 Tues., May 24, 2005
            May Sales Release                   Thurs., June 2, 2005

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 94 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.
Investor Contact:                           Media Contact:
Stephanie Allen, 206-303-3262               Deniz Anders, 206-373-3038

(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.